Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-184706, 333-180981, 333-179189, 333-75930, 333-125148, 333-146026, 333-165214, and 333-168279) pertaining to various stock incentive plans of Apple Inc. of our report dated October 31, 2012 (except for the Consolidated Statements of Comprehensive Income and Note 8—Segment Information and Geographic Data, as to which the date is April 24, 2013) with respect to the consolidated financial statements of Apple Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

San Jose, California

April 24, 2013